Exhibit 3.1

FORM OF

SECOND AMENDED ARTICLES OF INCORPORATION OF

CINCINNATI BELL INC.

FIRST:   The name of the corporation shall be Cincinnati Bell Inc.

SECOND:   The  place  in  Ohio  where  the  principal  office of  the  corporation  is  to be located is the City of Cincinnati, Hamilton County, Ohio.

THIRD:   The  purpose  for  which  the  corporation  is  formed  is  to  engage  in  any lawful act or activity for which a corporation may  be  formed   under  Sections  1701.01  to 1701.98 of the Ohio Revised Code.

FOURTH:   The authorized number of shares of the corporation shall be 100, all of which shall be common shares, each with $0.01 par value.

FIFTH:   These amended articles of incorporation take the place of and supersede the existing articles of incorporation of the corporation.